CERTIFICATE OF DESIGNATIONS

                                   OF

                             PREFERRED STOCK

                                   OF

                     GLOBAL WATER TECHNOLOGIES, INC.


     Global Water Technologies, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, desiring to issue shares of preferred stock of which the powers, designations, preferences and relative, participating, optional or other rights, or the qualifications, limitations or restrictions thereof, have not been set forth in the Certificate of Incorporation or in any amendment thereto, but which have been provided in resolutions adopted by the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, hereby makes this Certificate of Designations in accordance with Section 151(g) of the Delaware General Corporation Law, and sets forth a copy of such resolutions, followed by a statement of the number of shares to which the resolutions apply:

     NOW THEREFORE BE IT RESOLVED, that a series of Preferred Stock be, and it hereby is, designated Series C Preferred Stock (herein the "Preferred Shares"), to be subject to the rights and conditions provided in the resolutions set forth below;

     BE IT RESOLVED FURTHER, that the holders of the Preferred Shares shall have the rights, and the Preferred Shares shall be subject to the limitations and qualifications, set forth below:

     (a) AUTOMATIC CONVERSION. Each Preferred Share shall automatically be converted into two hundred ninety (290) shares of the Company's Common Stock, upon a "Change in Control" of the Company. A "Change in Control" of the Company shall be deemed to occur:

          (i) on the date any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1924, as amended) acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of either the then outstanding shares of Common Stock of the Company or the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

          (ii) on the date the individuals who constitute the Board of Directors as of February 11, 2000 (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board; provided that any person becoming a director subsequent to February 11, 2000 whose appointment, election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the

Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Designation, considered as though such person were a member of the Incumbent Board;

          (iii) on the date of consummation of a merger, consolidation, recapitalization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity; provided, however, that a Change in Control shall not occur under this clause if consummation of the transaction would result in at least 50% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended) by at least 50% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended) by at least 50% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

          (iv) on the date the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, disclosing in response to Form 8-K or
Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

     Any holder who wishes to receive certificate(s) for Common Stock upon conversion of his Preferred Shares must deliver the certificate or certificates representing such Preferred Shares, duly endorsed by the holder, to the Secretary of the Company at its executive office.

     (b)  VOTING RIGHTS.  The Preferred Shares shall be nonvoting shares.

     (c) DIVIDEND AND DISTRIBUTION RIGHTS. The Preferred Shares shall have no right to participate in any dividends that may be declared with respect to any other stock of the Company. No distribution shall be made in respect of the Preferred Shares in connection with any partial or total liquidation of the Company.

     (d) REDEMPTION. The Preferred Shares shall not be redeemable by the Company.

     (e) ADJUSTMENTS TO PREFERRED SHARES. The conversion ratio and similar terms governing the Preferred Shares (the "Designated Terms") shall be subject to adjustment as set forth below:

          (i) In case the Company shall hereafter (A) pay a dividend or make a distribution on its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class),
(B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number or shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of the Company, the Designated Terms in effect immediately prior to such action shall be adjusted so that the Registered Holder of any Preferred Shares thereafter converted shall be entitled to receive the number of shares of capital stock of the Company which he or she would have owned immediately following such action had such Preferred Shares been converted immediately prior thereto.

          (ii) An adjustment made pursuant to this subsection shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or issue. If, as a result of an adjustment made pursuant to this subsection, the Registered Holder of any Preferred Shares thereafter converted shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a statement filed with the transfer agent of the Company) shall determine the allocation of the adjusted Designated Terms between or among shares of such classes of capital stock.

          (iii) No adjustment in the Designated Terms shall be required to be made unless such adjustment would require an increase or decrease of at least one one-hundredth of a share; provided, however, that any adjustments which by reason of this subsection are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this subsection (f) shall be made to the nearest one-hundredth of a share, as the case may be, but in no event shall the Company be obligated to issue fractional shares upon the conversion of any Preferred Share.

          (iv) In the event that at any time as a result of an adjustment made pursuant to subsection (i) of this subsection (e) the Registered Holder of any Preferred Share thereafter converted shall become entitled to receive any shares of the Company other than shares of its Common Stock, thereafter the Designated Terms of such other shares so receivable upon conversion of any Preferred Shares shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in subsections (i) through (iii) of this subsection (e).

     THE COMPANY IS AUTHORIZED TO ISSUE 876,341 SHARES OF SERIES C PREFERRED STOCK.

     IN WITNESS WHEREOF, THIS CERTIFICATE OF DESIGNATIONS HAS BEEN EXECUTED BELOW ON BEHALF OF THE CORPORATION ON THIS TWENTY SECOND DAY OF FEBRUARY 2000 BY ITS PRESIDENT AND ACKNOWLEDGED BY ITS SECRETARY, THEREUNTO DULY AUTHORIZED.


                                   /s/      George A. Kast
                                   ------------------------------------
                                   George A. Kast, President


ACKNOWLEDGED BY:                   /s/      Gary L. Brown
                                   ------------------------------------
                                   Gary L. Brown, Secretary



STATE OF COLORADO   )
                    ) ss.
COUNTY OF JEFFERSON )

     The foregoing was acknowledged before me this 22nd day of February, 2000, by George A. Kast, President of GLOBAL WATER TECHNOLOGIES, INC.

     WITNESS my hand and official seal.

     My Commission expires:     12/05/01
                             -------------


                                          Debra K. Rogers
                                   ------------------------------------
                                   Notary Public


STATE OF COLORADO   )
                    ) ss.
COUNTY OF JEFFERSON )

     The foregoing was acknowledged before me this 22nd day of February, 2000, by Gary L. Brown, Secretary of GLOBAL WATER TECHNOLOGIES, INC.

     WITNESS my hand and official seal.

     My Commission expires:     12/05/01
                              ------------


                                          Debra K. Rogers
                                   ------------------------------------
                                   Notary Public